Exhibit 99.1

FDA Grants Orphan Drug Designation to Allos Therapeutics’ Novel Antifolate PDX for the Treatment of T-cell lymphoma

Westminster, CO, July 26, 2006 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that the U.S. Food and Drug Administration (FDA) has awarded orphan drug designation to the Company’s novel, next-generation antifolate PDX (pralatrexate) for the treatment of patients with T-cell lymphoma. The Company currently plans to initiate a Phase 2 study of PDX in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL) in the third quarter of 2006.

“This designation underscores the acute need for new therapies to treat T-cell lymphoma and provides Allos with potential market exclusivity and other benefits to support the development of PDX in this important clinical setting,” said Paul L. Berns, President and Chief Executive Officer.

Interim results from a Phase 1/2 study of PDX in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) and Hodgkin’s disease currently on-going at Memorial Sloan-Kettering Cancer Center demonstrated preliminary evidence of activity in patients with various subtypes of aggressive and chemotherapy resistant T-cell lymphoma. As reported at the 2005 American Society of Hematology Annual Meeting, four of seven evaluable patients with T-cell lymphoma achieved a complete response following treatment with PDX, despite having failed multiple prior chemotherapies. The addition of vitamins to the treatment regimen appeared to successfully mitigate the previously established dose-limiting toxicity of stomatitis.

The U.S. Orphan Drug Act is intended to assist and encourage companies to develop safe and effective therapies for the treatment of rare diseases and disorders. Under the Orphan Drug Act, the FDA will not accept or approve other applications from other sponsors to market the identical medicinal products for the same therapeutic indication for a seven-year period once a designated orphan drug is approved for marketing. In addition to potential market exclusivity, orphan drug designation provides potential protocol assistance, advice on the conduct of clinical trials, tax credits for clinical research expenses, grant funding for research of rare disease treatments and waiver of the Prescription Drug User Fee Act (PDUFA) filing fee for the drug’s sponsor.

About PDX (pralatrexate)

PDX is a novel, next-generation small molecule chemotherapeutic agent that inhibits dihdrofolate reductase, or DHFR, a folic acid (folate) dependent enzyme involved in the building of DNA and other processes. PDX was rationally designed for improved transport into tumor cells via the reduced folate carrier (RFC-1), and greater intracellular drug retention. These biochemical features, together with preclinical data in a variety of tumors, suggest that PDX has an enhanced potency and toxicity profile relative to methotrexate and other related DHFR inhibitors.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of NHL, or about 6,700 patients. The average five year survival rate for PTCL patients is approximately 25%. There are currently no pharmaceutical agents approved for the treatment of relapsed or refractory PTCLs.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (NASDAQ: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer.  The Company’s lead product candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy.  EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer.   The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma;  and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, please visit the Company’s web site at: www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to the potential safety and efficacy profile of PDX; the Company’s plans to initiate a Phase 2 study of PDX for the treatment of patients with T-cell lymphoma; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience delays in the initiation and/or completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and more effective than current standards of care; that the safety and/or efficacy results of clinical trials for PDX will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com